Stifel Reports August 2026 Operating Data

ST. LOUIS, MO, September 24, 2026 – Stifel Financial Corp. (NYSE: SF) today reported selected operating results for August 31, 2026, to provide timely information to investors on certain key performance metrics. Due to the limited nature of this data, a consistent correlation to earnings should not be assumed.

Ronald J. Kruszewski, Chairman and Chief Executive Officer, said, “Total client assets and fee-based client assets reached record highs, increasing 12% and 17% year over year, excluding SIA, supported by strong recruiting and market appreciation. Treasury deposits continued to grow, increasing 7% month over month, underscoring the strength of our diversified funding mix and more than offsetting declines in client money market and insured product balances. For the third quarter, we anticipate that firm-wide net revenue will be essentially flat with the third quarter of 2025 as strong growth in our Global Wealth Management segment will offset a roughly 15% decline in our Institutional Group, which primarily reflects lower transactional revenue and a modest decline in investment banking revenue. That said, we remain encouraged by the robust pipelines across our Institutional Group and continue to expect strong segment results in the second half of the year.”

Selected Operating Data (Unaudited)

	As of			% Change

(millions)	8/31/2026	8/31/2025 (1)	7/31/2026	8/31/2025	7/31/2026

Total client assets	$587,622	$532,742	$578,402	10%	2%

Fee-based client assets	$244,377	$213,635	$239,844	14%	2%

Private Client Group fee-based client assets	$214,193	$186,679	$209,901	15%	2%

Bank loans, net (includes loans held for sale)	$25,637	$21,646	$25,624	18%	0%

Client money market and insured product (2)	$23,443	$25,436	$24,062	(8%)	(3%)

Treasury deposits (3)	$12,344	$7,647	$11,501	61%	7%

(1)

Total client assets and Private Client Group fee-based client assets as of August 31, 2025, include $9.9 billion and $4.7 billion, respectively, of client assets from the Stifel Independent Advisors business that was sold on February 2, 2026.

(2)	Includes Smart Rate deposits, Sweep deposits, Third-party Bank Sweep Program, and Other Sweep cash.
(3)	Includes Other Bank deposits and Third-party Commercial Treasury deposits, which represent Venture, Fund, and Commercial deposits at Stifel Bancorp and third-party banks.

Company Information

Stifel Financial Corp. (NYSE: SF) is a diversified financial services firm providing wealth management, commercial and investment banking, trading, and research services to individuals, institutions, and municipalities. Founded in 1890 and headquartered in St. Louis, Missouri, the firm operates more than 400 offices across the United States and in major global financial centers. As a firm where success meets success, Stifel works closely with retail and institutional clients aiming to transform opportunities into achievement. To learn more about Stifel, please visit the Company’s website at www.stifel.com. For global disclosures, please visit www.stifel.com/investor-relations/press-releases.

Media Contact: Neil Shapiro (212) 271-3447 | Investor Contact: Joel Jeffrey (212) 271- 3610 | www.stifel.com/investor-relations